Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION
Reports Fourth Quarter and Year-End Results                                                                                                           For Immediate Release

MOUNT CLEMENS, Mich., March 31, 2010 -- Community Central Bank Corporation (Nasdaq:CCBD), the holding company for Community Central Bank, today reported results for the fourth quarter and year ended December 31, 2009.

The Corporation reported a net loss of $14.6 million or ($4.02) per diluted common share for the twelve months ended December 31, 2009. This compares to a net loss of $2.0 million or ($0.53) per diluted common share for 2008. The results for the fourth quarter ended December 31, 2009 were a net loss of $10.0 million, or a ($2.69) loss per diluted common share. This compares to a net loss of $2.6 million or ($0.69) loss per diluted common share for the fourth quarter ended December 31, 2008.

David A. Widlak, President and CEO commented, “Our fourth quarter and annual results for 2009 were significantly impacted by a one-time non-cash charge to federal income tax expense of $5.9 million to establish a valuation allowance on our net deferred tax assets. This was approximately 60% of the operating loss for the fourth quarter and 40% of the loss for 2009. Our performance was also impacted by the distressed Michigan economy and the negative impact on real estate values and the financial condition of our borrowers.  Weakness in the Michigan economy continues to affect parts of our loan portfolio requiring a higher provision for loan losses.  We continue to focus, however, on those aspects of our business that we can control. As part of our efforts to improve asset quality, we added seasoned professionals to our commercial lending team with an emphasis in loan workout areas.”

We recorded a $5.2 million provision for loan losses in the fourth quarter of 2009 and $14.9 million for the full year. The provision is based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. In addition, net charge-offs for 2009 totaled $9.2 million, or 2.22% of total average loans. In 2008 total net charge-offs totaled $8.6 million or 2.17% of average loans. Total nonaccruing loans and loans past due 90 days or more and still accruing interest totaled $22.9 million, or 5.68% of total loans at December 31, 2009 compared to $17.6 million, or 4.33% of total loans at December 31, 2008. The allowance for loan losses at December 31, 2009 was $13.0 million, or 3.21% of total loans, versus $7.3 million, or 1.80% of total loans at December 31, 2008.  In addition, as of December 31, 2009, restructured loans (not including restructured loans that are reported as nonaccrual) increased to $20.4 million from $8.2 million at December 31, 2008. A total of $3.6 million and $2.2 million of troubled debt restructurings are classified as nonaccrual loans and reported in total nonaccrual loans for December 31, 2009 and 2008, respectively.  Our nonperforming loan level and other real estate owned levels continue to pressure our earnings.  Unless and until we can substantially reduce our levels of nonperforming loans and other real estate owned, it will be difficult for us to return to profitability.

Mr. Widlak further stated, “We are focusing on strategies to preserve and increase capital, grow segments of operations that are capital efficient, such as our trust and wealth management divisions, branch deposit operations and our mortgage lending subsidiary.  In 2009 we were successful at increasing our core deposit base and reducing wholesale funding. We increased total deposits $43.8 million, or 12.2%, while reducing brokered time deposits $39.8 million over the same period. Our non-interest bearing checking accounts increased $11.5 million or 33.8% in 2009. Growth in non-interest bearing checking has always been a long-term goal of our institution.  We also reduced Federal Home Loan Bank (“FHLB”) borrowings by $42.5 million during 2009, replacing them with lower cost core deposit funding.”

Management is planning on reducing the brokered time deposits and FHLB advances for the foreseeable future, though these funding sources will continue to be important to the Bank. Management plans to reduce total assets to help increase the capital ratios and thereby increase capital availability for potential future provision expense.  At December 31, 2009, the bank was adequately capitalized under applicable federal regulatory guidelines.

The total net interest income of the Corporation will be somewhat negatively affected by the planned decrease in earning assets.  The decrease in earning assets should not have a negative effect on net interest margin as the reduction in wholesale funds is a relatively high cost of funds producing relatively compressed interest rate spreads at levels smaller than the current net interest margin.

In December 2009 and January 2010, we raised a total of $4.2 million in capital through the sale of Series B cumulative convertible perpetual preferred stock.  Dividends on the Series B preferred stock are payable quarterly in arrears at a rate of 5.00% per annum, if and when declared by the Corporation’s Board of Directors.   A warrant to purchase shares of the Corporation’s common stock is attached to each share of Series B preferred stock.

In December 2008 and February 2009, the Corporation raised a total of $3.55 million in capital through the sale of Series A noncumulative convertible perpetual preferred stock.  Dividends on the Series A preferred stock are payable quarterly in arrears at a rate of 12.00% per annum, if and when declared by the Corporation’s Board of Directors.

Noninterest income was $3.1 million for the fourth quarter of 2009, decreasing $890,000, or 22.2%, from the fourth quarter of 2008. The decrease was primarily related to a reduction in gains recorded from the change in fair market value of assets and liabilities as measured under Statement of Financial Accounting Standards (SFAS 159), codified in ASC 825, which decreased $1.9 million in the fourth quarter of 2009 compared to the fourth quarter of 2008. The gains recorded during both quarterly periods have been largely attributable to the fair value of the subordinated debenture connected with the issuance of trust preferred securities. The net change in fair value associated with all instruments totaled $3.9 million in 2009, versus $7.5 million for 2008. The widening of market credit spreads for subordinated debentures and trust preferred securities has had a favorable impact on the relative fair value of this financial liability. Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Mortgage banking income, comprised primarily of gains on the sale of residential mortgages, increased $706,000, or 319.5%, to $927,000 for the fourth quarter of 2009, compared to the same period in 2008, reflecting growth in the secondary market sales of government FHA and FNMA mortgages spurred by low mortgage interest rates at the beginning of the second quarter of 2009.

Noninterest expense was $6.9 million for the fourth quarter of 2009, increasing $1.4 million or 25.1% from the fourth quarter of 2008. The increase was primarily attributable to expenses associated with write downs and carrying costs on properties held for sale by the Corporation. The increase in FDIC insurance premiums also contributed to increased noninterest expense. Salaries, benefits and payroll taxes increased primarily from expanded activity and related commissions in the Bank’s mortgage banking subsidiary.

At December 31, 2009, the Corporation’s assets totaled $543.8 million, a decrease of $13.1 million from December 31, 2008. Total net loans decreased $9.6 million, or 2.4% to $390.2 million from December 31, 2008. Stockholders’ equity was $24.0 million as of December 31, 2009, which was a decrease of $10.4 million from December 31, 2008.  The decrease in stockholders’ equity was primarily attributable to the net loss of $14.6 million recorded in 2009. The loss was magnified by the establishment of a valuation allowance for $5.9 million based on our determination that we may not be able to utilize our deferred tax asset in the future. Partially offsetting the reduction in equity from the net loss was the successful issuance of Series B preferred stock for $4.2 million. Cash dividends paid on the Corporation’s Series A and B preferred stock decreased equity by $382,000 in 2009.  The continued low interest rate environment and the quality of the investment portfolio resulted in an increased market value of the available for sale investment securities portfolio and the resulting increase in accumulated other comprehensive income of $429,000 for 2009.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, St. Clair and Wayne counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and northwest and central Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Deposit Insurance Corporation, Michigan Office of Financial and Insurance Regulation or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; our ability to control operating costs and expenses, including further FDIC insurance premiums; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect or result in significant declines in valuation; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to sell other real estate owned without suffering unanticipated losses; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Corporation’s reports filed with the Securities and Exchange Commission.

(financial schedules follow)

Community Central Bank Corporation (Nasdaq:CCBD)
Summary of Selected Financial Data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Unaudited	Unaudited	Audited	Audited
	2009	2008	2009	2008
	(in thousands)		(in thousands)
OPERATIONS
Interest Income
Loans	$6,147	$6,398	$25,570	$25,640
Taxable Securities	567	1,021	2,871	3,743
Tax-exempt Securities	54	136	326	653
Federal Funds Sold	8	13	30	386
Total Interest Income	6,776	7,568	28,797	30,422

Interest Expense
Deposits	2,352	2,879	10,073	12,112
Rep Agreements and Fed Funds	319	321	1,278	1,144
FHLB Advances	919	1,192	4,205	4,884
ESOP Loan Interest	-	-	-	1
Subordinated Debentures	311	204	1,235	906
Total Interest Expense	3,901	4,596	16,791	19,047

Net Interest Income	2,875	2,972	12,006	11,375

Provision for Credit Losses	5,200	5,434	14,850	9,502

Net Interest Income after Provision	(2,325)	(2,462)	(2,844)	1,873

Non-Interest Income
Fiduciary Income	74	82	319	370
Deposit Service Charges	111	105	411	488
Net Realized Security Gains	290	20	726	214
Mortgage Banking Income	927	221	3,311	1,562
Change in Fair Value of Assets/Liabilities	1,476	3,421	3,859	7,541
Other Income	229	148	944	1,276

Total Non Interest Income	3,107	3,997	9,570	11,451

Non-Interest Expense
Salaries, Benefits and Payroll Taxes	2,382	2,021	8,613	7,572
Occupancy Expense	412	465	1,716	1,822
Other Operating Expense	4,120	3,040	9,828	7,324

Total Non Interest Expense	6,914	5,526	20,157	16,718

Loss Before Taxes	(6,132)	(3,991)	(13,431)	(3,394)

Provision for (benefit from) Income Taxes	3,795	(1,410)	1,207	(1,432)

Net loss	(9,927)	(2,581)	(14,638)	(1,962)

Dividends declared on preferred shares	(119)	-	(382)	-

Net loss available to common shares	$(10,046)	$(2,581)	$(15,020)	$(1,962)

Community Central Bank Corporation (Nasdaq:CCBD)
Summary of Selected Financial Data – continued

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

PER SHARE DATA
Basic (Loss) per Share	$(2.69)	$(0.69)	$(4.02)	$(0.53)
Diluted (Loss) per Share	$(2.69)	$(0.69)	$(4.02)	$(0.53)
Book Value per Common Share	$4.51	$8.39	$4.51	$8.39
Basic Average Shares Outstanding (000's)	3,737	3,735	3,736	3,731
Diluted Average Shares Outstanding (000's)	3,737	3,735	3,736	3,731
Actual Shares Outstanding (000's)	3,737	3,735	3,737	3,735

Net Interest Margin (Fully Tax-Equivalent)	2.35%	2.37%	2.35%	2.30%

Condensed Balance Sheet
	Audited	Audited
	December 31,	December 31,
	2009	2008
	(in thousands)

Assets
Cash and Equivalents	$34,163	$16,162
Investments	75,247	101,407
Residential Mortgage Loans Held for Sale	3,497	3,302
Loans	403,167	407,117
Allowance for Loan Losses	(12,957)	(7,315)
Other Assets	40,729	36,277
Total Assets	$543,846	$556,950

Liabilities and Stockholders' Equity
Deposits	$401,131	$357,376
Repurchase Agreements	41,106	39,394
Federal Home Loan Bank Advances	65,700	108,200
Other Liabilities	3,555	4,829
Subordinated Debentures	8,366	12,757
Stockholders' Equity	23,988	34,394
Total Liabilities and Stockholders' Equity	$543,846	$556,950

Condensed balance sheet data contains adjustments for fair value

	December 31,	December 31,
	2009	2008
	(in thousands)

OTHER DATA - dollars in thousands
Capital Adequacy
Equity to Total Assets- Consolidated	4.41%	6.18%
Tier 1 Capital to risk-weighted assets- Consolidated	6.31%	10.41%
Tier 1 Capital to risk-weighted assets- Bank only	7.99%	9.28%
Total Capital to risk-weighted assets- Consolidated	11.44%	13.22%
Total Capital to risk-weighted assets- Bank only	9.27%	10.54%
Tier 1 Capital to average assets- Consolidated	4.47%	8.21%
Tier 1 Capital to average assets- Bank only	5.67%	7.30%

Credit Quality
Nonaccrual Loans	$22,874	$17,584
Loans past due 90 days and still accruing	7	44
Total nonperforming loans	$22,881	$17,628

Total Troubled Debt Restructuring	$20,424	$8,162
Troubled Debt Restructuring - Current	$20,366	$6,014

Other Real Estate Owned	$9,300	$2,913
Other Repossessed Collateral	$494	$976

Allowance for Loan Losses to Total Loans	3.21%	1.80%
Allowance for Loan Losses to Non-Performing Loans	56.62%	41.50%
Non-performing Loans to Total Loans	5.68%	4.33%